EXHIBIT 10.1
SUN HEALTHCARE GROUP, INC.
2012 CASH BONUS PLAN

1.	PURPOSE OF PLAN

The purpose of this Sun Healthcare Group, Inc. 2012 Cash Bonus Plan (this “Plan”) of Sun Healthcare Group, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of cash performance incentive bonuses to attract, motivate, retain and reward selected executives and employees. This Plan is intended to provide cash incentive bonuses that qualify for the performance-based compensation exemption of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3) may grant incentive bonus awards under this Plan only to an officer (whether or not a director) or key employee of the Corporation or one of its Subsidiaries (each, an “Eligible Person”). An Eligible Person who has been granted an incentive bonus award under this Plan is referred to as a “Participant”. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

3.	PLAN ADMINISTRATION

This Plan shall be administered by and all incentive bonus awards under this Plan shall be granted by the Administrator. The “Administrator” means a committee of the Board of Directors of the Corporation (the “Board”) consisting solely of two or more outside directors, as this requirement is applied under Section 162(m) of the Code. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the grant of incentive bonus awards and the administration of this Plan. The Administrator's authority includes, without limitation, the authority to: (1) determine the Eligible Persons and the particular Eligible Persons who will be Participants; (2) grant incentive bonus awards to Participants and determine the specific terms and conditions of such awards consistent with the express provisions of this Plan; and (3) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or incentive bonus awards granted under this Plan. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Administrator nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.	INCENTIVE BONUS AWARDS

4.1    Awards. Incentive bonus awards may be granted under this Plan to those Eligible Persons determined to be Participants by the Administrator. The Administrator will determine the amount of each Participant's incentive bonus award opportunity and the other terms and conditions of each Participant's incentive bonus award.

4.2    Performance Period. Incentive bonus awards granted under this Plan will become payable based on performance during a performance period designated by the Administrator. The performance period will generally be the calendar year. However, the Administrator may designate that the performance period will be any period of time that is longer or shorter than one calendar year, provided that the performance period may not be less than three months nor more than 10 years.

4.3    Performance Goals. For each performance period, the payment of any incentive bonus awards granted under this Plan will depend on the degree of achievement of one or more objective performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute basis or relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) for the Corporation on a consolidated basis or for one or more of the Corporation's Subsidiaries, segments, divisions or business units, or any combination of the foregoing. Performance goals will be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such goals remains substantially uncertain within the meaning of Section 162(m) of the Code.

4.4    Business Criteria. The specific performance goals shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share; cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities); stock price; total stockholder return; revenue; operating income (before or after taxes); net earnings (before or after interest, taxes, depreciation and/or amortization); return on equity or on assets or on net investment; cost containment or reduction; net sales; market share; net operating profit; expense targets; working capital targets relating to inventory and/or accounts receivable; operating margin; planning accuracy (as measured by comparing planned results to actual results); measurably improving quality of care outcomes at company facilities; earnings before interest, taxes, depreciation, amortization (EBITDA); normalized EBITDA; earnings before interest, taxes, depreciation, amortization, and rents (EBITDAR); pre- or after-tax income (before or after allocation of corporate overhead and bonus); appreciation in and/or maintenance of the price of the Corporation's common stock or any other publicly-traded securities of the Corporation; gross profits; economic value-added models or equivalent metrics; comparisons with various stock market indices; cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); return on assets; cash flow return on investment; gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property, establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Corporation's products (including with group purchasing organizations, distributors and other vendors, co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Corporation's equity or debt securities, factoring transactions, sales or licenses of the Corporation's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; or any combination thereof. Any Business Criterion may also be stated as a “growth” measure (for example, and without limitation, revenue growth instead of revenue on an absolute basis). These terms are used, where applicable, as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries.

4.5    Adjustments. At the time it grants any incentive bonus award under this Plan, the Administrator may specify the manner, if any, in which performance goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, discontinued operations, actuarial adjustments for self insurance for general and professional liability, accounting changes or other extraordinary events not foreseen at the time the goals were set.

4.6    Maximum Payment. The aggregate amount of compensation to be paid to any one Participant in respect of incentive bonus awards granted under this Plan in any one calendar year shall not exceed $3,000,000.

4.7    Continued Employment Required. Unless otherwise determined by the Administrator (whether before or after the start of the applicable performance period) or otherwise specifically provided in a Participant's employment or severance agreement or any other plan or agreement covering the Participant, if a Participant's employment is terminated for any reason prior to the end of the applicable performance period, the Participant's rights to receive any payment of the incentive bonus award shall immediately terminate, and the Participant will no longer be eligible for any payment of the incentive bonus award.

4.8
Reservation of Discretion. Notwithstanding the successful achievement of the performance goals for any performance period, the Administrator will have the discretion to reduce the amount of any incentive bonus award to any Participant to any amount, including zero, in its sole discretion.

4.9
Certification of Payment. Before any incentive bonus award granted under this Plan is paid, the Administrator must certify in writing that the performance goal(s) and any other material terms of the incentive bonus award were in fact timely satisfied.

4.10
Cash Payment. Any incentive bonus award granted under this Plan that becomes payable shall be paid in cash no later than the 15th day of the third month following the end of the performance period (e.g., if the performance period is the calendar year, any bonus amount that becomes payable will be paid prior to March 15 of the calendar year following the calendar year to which the bonus relates).

5.CHANGE IN CONTROL

The Administrator shall have the discretion to determine the effects, if any, that a change in control event or similar extraordinary corporate transaction will have on outstanding incentive bonus awards granted under this Plan.

6.	DEFERRALS

The Administrator may require or permit Participants to elect to defer the payment of incentive bonus awards granted under this Plan under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred payments include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

7.	RECOUPMENT
This Plan and all incentive bonus awards granted under this Plan are subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any incentive bonus award under this Plan.

8.	OTHER PROVISIONS

8.1
Limitations on Transfer. Incentive bonus awards granted under this Plan are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge, and during the lifetime of the Participant awards shall only be paid to the Participant.

8.2
Compliance with Laws. This Plan and the granting and payment of incentive bonus awards under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.

8.3
No Rights to Award. No person shall have any claim or rights to be granted an incentive bonus award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.4
No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any incentive bonus award) shall confer upon any Eligible Person any right to continue in the employ of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 8.4, however, is intended to adversely affect any express independent right of such person under a separate employment contract.

8.5
Plan Not Funded. Incentive bonus awards payable under this Plan shall be payable from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Corporation or one of its Subsidiaries by reason of any incentive bonus award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any incentive bonus award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.6
Tax Withholding. Upon any payment of an incentive bonus award, the Corporation or one of its Subsidiaries shall have the right at its option to: (a) require the Participant (or the Participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such payment; or (b) deduct from the amount otherwise payable in cash to the Participant (or the Participant's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

8.7	Effective Date, Termination and Suspension, Amendments.

8.7.1
Effective Date. This Plan is effective as of January 1, 2012 (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval at the 2012 annual meeting of the Corporation's stockholders. If the Corporation's stockholders fail to approve this Plan, this Plan shall not become effective and no incentive bonus awards will be paid under this Plan.

8.7.2
Termination. Unless earlier terminated by the Board, this Plan shall terminate upon the first meeting of the Corporation's stockholders that occurs in the 2017 calendar year, subject to any subsequent extension that may be approved by stockholders. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional incentive bonus awards may be granted under this Plan, but previously granted incentive bonus awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.7.3
Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No incentive bonus awards may be granted during any period that the Board suspends this Plan.

8.7.4
Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Section 162(m) of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.8    Governing Law; Construction; Severability.

8.8.1
Choice of Law. This Plan, the incentive bonus awards, all documents evidencing the awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3
Plan Construction. This Plan is intended to provide incentive bonus awards that qualify for the performance-based compensation exemption of Section 162(m) of the Code. Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. This Plan is intended to provide incentive bonus awards that are exempt from (i.e., not a deferral of compensation within the meaning of) Section 409A of the Code as short-term deferrals. Any provision, application or interpretation of this Plan inconsistent with this intent with respect to Section 409A of the Code shall be disregarded.

8.9
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10
Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation under any other plan or authority.

8.11
Other Company Benefit and Compensation Programs. Payments received by a Participant under an incentive bonus award made pursuant to this Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing.